Exhibit 10.13

Flagship VL56, Inc.

55 Cambridge Pkwy, Suite 800E, Cambridge, MA 02142

September 11, 2018

Gevorg Grigoryan

[Omitted]

Re: Employment by Flagship VL56, Inc.

Dear Gevorg:

Flagship VL56, Inc., (the "Company"), a Flagship Pioneering company, is pleased to confirm its offer to employ you as Founding Chief Technology Officer. This offer letter (the "Offer Letter") and the accompanying documents and agreements summarize and set forth important terms about your employment with the Company. Your effective date of hire will be September 12, 2018.

Your compensation for this position will be at an annualized rate of $310,000 per year. Your base salary will be paid semi-monthly ($12,916.67) in equal installments and in accordance with the Company's payroll practices and procedures. In addition, you will receive a cash sign-on bonus of $40,000 (net applicable taxes). If you resign from the Company for any reason before the first anniversary of your Start Date, the amount of the repayment owed upon resignation shall initially be 100%, and shall be reduced by 50% upon the completion of a 6-month period of employment following your Start Date

You shall be eligible to receive an annual bonus up to 25% determined at the sole discretion of the Board and based upon both the Company's performance and your individual performance. Bonuses are intended to retain valuable Company employees and a bonus is not payable unless you are an employee of the Company on the date that such bonus is scheduled to be paid.

In addition to your cash compensation, The Board of Directors of the Company (the "Board") shall grant you 600,000 shares of restricted common stock of the Company ("Common Stock"). The purchase price for such restricted Common Stock will be equal to the fair market value of the Common Stock on the date of grant (as determined by the Board of Directors), and such grant shall be made upon such other terms and conditions, including with respect to forfeiture and other transfer restrictions in favor of the Company, as shall be set forth in a Restricted Stock Agreement. Any such shares of restricted Common Stock granted will vest as to twenty-five percent (25%) of the shares of restricted Common Stock on the first anniversary of the grant date, and as to an additional six point twenty-five percent (6.25%) of the total number of underlying shares of restricted Common Stock at the end of each successive calendar quarter thereafter for the subsequent three years, contingent upon your continued service to the Company.

You will be eligible to participate in the Company's standard benefit programs, including holidays, 15 days of vacation, 5 sick days, medical insurance, dental insurance, life insurance and 401(k). Initial benefits are described in the Benefits Summary, a copy of which is enclosed. These benefit programs will be developed, and details concerning them will be provided to you as they become available.

As a condition of your employment, you must sign and abide by the Company's standard Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement in the form attached (the "Proprietary Information Agreement"). As a Company employee, you will be expected to abide by Company policies and procedures as may be in effect from time to time.

It is understood that you are an "at-will" employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason without prior notice and without additional compensation to you.

Your normal place of work will be at 55 Cambridge Pkwy, Suite 800E, Cambridge, MA 02142, however, it is understood that the Company may change your normal place of work according to the Company's future needs in the Greater Boston area.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person, firm, or corporation which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. Enclosed is a copy of the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

This Letter, along with the Proprietary Information Agreement, sets forth the complete and exclusive agreement between you and the Company with regard to your employment with the Company, and supersedes any prior representations or agreements about this matter, whether written or verbal. This Letter may not be modified or amended except by a written agreement signed by you and an authorized member of the Board.

Please indicate your acceptance of this offer by signing and dating this letter and returning it by September 11, 2018.

We greatly look forward to your joining the Company.

Very truly yours,

Flagship VL56, Inc.

By:	/s/ Avak Kahvejian___________
Avak Kahvejian, President

Accepted and Agreed:
/s/ Gevorg Grigoryan_______________

Name: Gevorg Grigoryan
Date: 9/11/2018